Exhibit 21

MasTec, Inc.
SUBSIDIARIES OF MASTEC, INC.
December 31, 2016
NORTH AMERICA

EC Source Services, LLC (FL)	(100% owned by MasTec, Inc.)

MasTec Canada, Inc. (Canada)	(100% owned by Pacer Construction Holdings Corporation (Canada)) (100% owned by MasTec Canadian Holdco ULC (Canada)) (100% owned by Big Country Florida, LLC (FL)) (100% owned by MasTec Cooperateif)

MasTec Cooperateif (UA) (NL)	(99.99% owned by MasTec North America, Inc.) (0.01% owned by MasTec Foreign Holdings, LLC)

MasTec Lux Foreign Finance S.a r.l.	(100% owned by MasTec FFH, Inc. (FL)) (100% owned by MasTec North America, Inc.)

MasTec Network Solutions, LLC f/k/a Nsoro MasTec, LLC (FL)	(100% owned by MasTec, Inc.)

MasTec North America, Inc. (FL)	(100% owned by MasTec, Inc.)

Precision Pipeline LLC (WI)	(100% owned by Precision Acquisition, LLC (WI)) (100% owned by MasTec, Inc.)

Pumpco, Inc. (TX)	(100% owned by MasTec North America, Inc.)

Wanzek Construction, Inc. (ND)	(100% owned by MasTec North America, Inc.)

Certain other subsidiaries have been omitted because, in the aggregate, they would not constitute a significant subsidiary.